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                                                                  EXHIBIT 5(a)



                        INVESTMENT ADVISORY AGREEMENT



AGREEMENT (herein so called) made this May 31, 1997, by and between VAN KAMPEN AMERICAN CAPITAL WORLD PORTFOLIO SERIES TRUST, a Delaware business trust (hereinafter referred to as the "FUND"), and VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as the "ADVISER").

The FUND and the  ADVISER agree as follows:

(1)  APPOINTMENT

a. The FUND hereby appoints the ADVISER to act as investmentadviser to the FUND's Van Kampen American Capital Global Equity Fund ("Global Equity") and Van Kampen American Capital Global Government Securities Fund ("Global Government") (collectively, the "Portfolios"), for the period and on the terms set forth in this Agreement. The ADVISER accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

b. In the event that the FUND establishes one or more portfolios other than the Portfolios with respect to which it desires to retain the ADVISER to act as investment adviser hereunder, it shall notify the ADVISER in writing. If the ADVISER is willing to render such services it shall notify the FUND in writing whereupon such portfolio shall become a Portfolio hereunder and the compensatioin payable by such new portfolio to the ADVISER will be as agreed in writing at the time.

(2)  SUBADVISERS

  It is understood that the ADVISER, subject to the prior approval of the FUND's Trustees, will from time to time employ or associate itself with such person or persons as the ADVISER may believe to be particularly fitted to assist it in the performance of this Agreement, provided, however, that the compensation of such person or persons shall be paid by the ADVISER and that the ADVISER shall be as fully responsible to the FUND for the acts and omissions of any subadviser as it is for its own acts and omissions. Without limiting the generality of the foregoing, it is agreed that subadvisory services to the Portfolio may be provided by Morgan Stanley Asset Management Inc. pursuant to a subadvisory agreement with the ADVISER ("SUBADVISORY AGREEMENT").

(3)  SERVICES RENDERED AND EXPENSES PAID BY ADVISER

  The ADVISER, subject to the overall policies, control, direction, supervision and review of the FUND's Trustees and in conformity with applicable laws, the FUND's Agreement and Declaration of Trust ("Declaration of Trust"), By-laws, registration statements, prospectus and stated investment objectives, policies and restrictions of each Portfolio, shall:

        a. manage the investment and reinvestment of the FUND's assets including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, determination of the industries and companies to be represented in the FUND's Portfolios, and formulation and implementation of investment programs;

        b. place all orders for the purchase and sale of portfolio investments for the account of each Portfolio of the Fund with brokers or dealers selected by the ADVISER;

        c. conduct and manage the day-to-day operations of the FUND including, by way of illustration, the preparation of registration statements, reports, and amendments thereto, and the furnishing of

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routine legal services except for services provided by outside counsel to the FUND selected by the Trustees; and

        d. pay the compensation of each FUND trustee and Fund officer who is an affiliated person of the ADVISER, except the compensation of the FUND's Treasurer and related expenses as provided below.

  In performing the services described in paragraph b. above, the ADVISER shall use its best efforts to obtain for the FUND and each Portfolio the most favorable price and execution available and shall maintain records adequate to demonstrate compliance with this requirement. Subject to prior authorization by the FUND's Trustees of appropriate policies and procedures, the ADVISER may, to the extent authorized by law, cause the FUND to pay a broker or dealer that provides brokerage and research services to the ADVISER an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. To the extent authorized by law, the ADVISER shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

  Except as otherwise agreed, or as otherwise provided herein, the FUND shall pay, or arrange for others to pay, all its expenses other than those expressly stated to be payable by the ADVISER hereunder, which expenses payable by the FUND shall include (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of its trustees and officers other than those who are affiliated persons of the ADVISER; (iv) compensation of its Treasurer, compensation of personnel working under the Treasurer's direction, and expenses of office space, facilities, and equipment used by the Treasurer and such personnel in the performance of their normal duties for the FUND which consist of maintenance of the accounts, books and other documents which constitute the record forming the basis for the FUND's financial statements, preparation of such financial statements and other FUND documents and reports of a financial nature required by federal and state laws, and participation in the production of the FUND's registration statement, prospectuses, proxy solicitation materials and reports to shareholders; (v) fees of outside counsel to and of independent accountants of the FUND selected by the Trustees; (vi) custodian, registrar and transfer agent fees and expenses; (vii) expenses related to the repurchase or redemption of its shares including expenses related to a program of periodic repurchases or redemptions; (viii) expenses related to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (ix) fees and related expenses of registering and qualifying the FUND and its shares for distribution under state and federal securities laws; (x) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the FUND; (xi) all other expenses incidental to holding meetings of the FUND's shareholders including proxy solicitations therefor; (xii) expenses for servicing shareholder accounts; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiv) dues for the FUND's membership in trade associations approved by the Trustees; and (xv) such nonrecurring expenses as may arise, including those associated with actions, suits or proceedings to which the FUND is a party and the legal obligation which the FUND may have to indemnify its officers and trustees with respect thereto. To the extent that any of the foregoing expenses are allocated between the FUND and any other party, such allocations shall be pursuant to methods approved by the Trustees.

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 For a period of one year commencing on the effective date of this Agreement, the ADVISER and the FUND agree that the retention of (i) the chief executive officer, president, chief financial officer and secretary of the ADVISER and
(ii) each director, officer and employee of the ADVISER or any of its Affiliates (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) who serves as an officer of the FUND (each person referred to in
(i) or (ii) hereinafter being referred to as an "Essential Person"), in his or her current capacities, is in the best interest of the FUND and the FUND's shareholders. In connection with the ADVISER's acceptance of employment hereunder, the ADVISER hereby agrees and covenants for itself and on behalf of its Affiliates that neither the ADVISER nor any of its Affiliates shall make any material or significant personnel changes or replace or seek to replace any Essential Person or cause to be replaced any Essential Person, in each case without first informing the Board of Trustees of the FUND in a timely manner. In addition, neither the ADVISER nor any Affiliate of the ADVISER shall change or seek to change or cause to be changed, in any material respect, the duties and responsibilities of any Essential Person, in each case without first informing the Board of Trustees of the FUND in a timely manner.

(4)  RESTRICTION ON THE ADVISER'S POWERS

  The ADVISER shall not commit any Portfolio to any extent beyond the amount of the cash and securities placed by such Portfolio under the control of the ADVISER.

  In carrying out its duties hereunder the ADVISER shall comply with all reasonable instructions of the Portfolio in connection therewith. Such instructions may be given by the Trustees or by any other person authorized by a resolution of the Trustees provided a certified copy of such resolution has been supplied to the ADVISER.

  All securities, cash, and other assets of each Portfolio shall be placed and maintained in the care of a member bank of the Federal Reserve System of the United States approved by the Board as custoidan and one or more "Eligible Foreign Custodians" (as defined in Rule 17f-5 under the 1940 Act) is aproved by the Board as sub-custodians.

  Persons authorized by resolution of the Trustees shall have the right to inspect and copy contracts, notes, vouchers, and copies of entries in books or electronic recording media relating to the Portfolio's transactions at the registered office of the ADVISER at any time during normal business hours.

(5)  ROLE OF ADVISER

  The ADVISER, and any person controlled by or under common control with the ADVISER, shall be free to render similar services to others and engage in other activities, so long as the services rendered to the FUND are not impaired.

  Except as otherwise required by the Investment Company Act of 1940 (the "1940 Act"), any of the shareholders, trustees, officers and employees of the FUND may be a shareholder, trustee, director, officer or employee of, or be otherwise interested in, the ADVISER, and in any person controlled by or under common control with the ADVISER, and the ADVISER, and any person controlled by or under common control with the ADVISER, may have an interest in the FUND.

  Except as otherwise agreed, in the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the ADVISER, neither the ADVISER nor any subadviser shall be subject to liability to the FUND, or to any shareholder of the FUND, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.




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(6) COMPENSATION PAYABLE TO THE ADVISER

  The FUND shall pay to the ADVISER, as compensation for the services rendered and expenses paid by the ADVISER, with respect to the Global Equity, a monthly fee computed at 1.00%, per annum, of the Portfolio's average daily net assets and with respect to Global Government, a monthly fee computed at .75%, per annum of the Portfolio's average daily net assets.

  For purposes of these calculations, assets of each Portfolio shall be considered separately in calculating the investment advisory fee. Average daily net assets of these Portfolios shall be determined by taking the average of the net assets for each business day during a given calendar month, calculated in the manner provided in the FUND's Declaration of Trust. Such fee shall be payable for each calendar month as soon as practicable after the end of that month.

  The fees payable to the ADVISER by the FUND pursuant to this Section 6 shall be reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the ADVISER, or any other direct or indirect majority owned subsidiary of VK/AC Holding, Inc., in connection with the purchase and sale of portfolio investments of the FUND, less any direct expenses incurred by such person, in connection with obtaining such commissions, fees, brokerage or similar payments. The ADVISER shall use its best efforts to recapture all available tender offer solicitation fees and exchange offer fees in connection with the FUND's portfolio transactions and shall advise the Trustees of any other commissions, fees, brokerage or similar payments which may be possible for the ADVISER or any other direct or indirect majority owned subsidiary of VK/AC Holding, Inc. to receive in connection with FUND's portfolio transactions or other arrangements which may benefit the FUND.

  In the event that the ordinary business expenses of the FUND, calculated separately for each Portfolio, for any fiscal year should exceed the most restrictive expense limitation applicable in the states where the FUND's shares are qualified for sale, the compensation due the ADVISER for such fiscal year shall be reduced by the amount of such excess. The Adviser's compensation shall be so reduced by a reduction or a refund thereof, at the time such compensation is payable after the end of each calendar month during such fiscal year of the FUND, and if such amount should exceed such monthly compensation, the ADVISER shall pay the FUND an amount sufficient to make up the deficiency, subject to readjustment during the FUND's fiscal year. For purposes of this paragraph, all ordinary business expenses of the FUND shall include the investment advisory fee and other operating expenses paid by the FUND except
(i) for interest and taxes; (ii) brokerage commissions; (iii) as a result of litigation in connection with a suit involving a claim for recovery by the FUND; (iv) as a result of litigation involving a defense against a liability asserted against the FUND, provided that, if the ADVISER made the decision or took the actions which resulted in such claim, it acted in good faith without negligence or misconduct; (v) any indemnification paid by the FUND to its officers and trustees and the ADVISER in accordance with applicable state and federal laws as a result of such litigation; and (vi) amounts paid to Van Kampen American Capital Distributors, Inc., the distributor of the FUND's shares, in connection with a distribution plan adopted by the FUND's Trustees pursuant to Rule 12b-1 under the Investment Company Act of 1940.

  If the ADVISER shall serve for less than the whole of any month, the foregoing compensation shall be prorated.

(7)  BOOKS AND RECORDS

  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the ADVISER hereby agrees that all records which it maintains for the FUND are the property of the FUND and further agrees to surrender promptly to the FUND any of such records upon the FUND's request. The ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the Act.



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(8)  DURATION OF AGREEMENT

  This Agreement will become effective with respect to the Portfolios on the date hereof, and with respect to any additional Portfolios, on the date of receipt by the FUND of notice from the ADVISER in accordance with Section 1(b) hereof that the ADVISER is willing to serve as investment adviser with respect to such Portfolio, provided that this Agreement (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall have been approved by the shareholders of each Portfolio subject to this Agreement, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall remain in full force until May 31, 1999. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Portfolio for successive periods of twelve months each, or such shorter period as may be agreed upon, provided such continuance is specifically approved at least annually, (a) by the vote of a majority of those members of the FUND's Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the FUND's Trustees or by vote of a majority of the outstanding voting securities of such Portfolio. Notwithstanding the foregoing this Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the FUND (by vote of the FUND's Trustees or by vote of a majority of the outstanding voting securities of such Portfolio), or by the ADVISER, on sixty days' written notice. This Agreement will immediately terminate in the event of its assignment.

  This Agreement shall terminate forthwith by notice in writing on the happening of any of the following events:



a. if the FUND or the ADVISER shall go into liquidation (except a voluntary liquidating for the purpose of and followed by a bona fide reconstruction or amalgamation upon terms previously approved in writing by the party not in liquidation) or if a receiver or receiver and manger of any of the assets of any of them is appointed; or

b. if either of the parties hereto shall commit any breach of the provisions hereof and shall not have remedied such breach within 30 days after the service of notice by the party not in breach on the other requiring the same to be remedied.

Termination shall be without prejudice to the completion of any transactions which the ADVISER shall have committed to on behalf of a Portfolio prior to the time of termination. The ADVISER shall not effect and the FUND shall not be entitled to instruct the ADVISER to effect any further transactions on behalf of a Portfolio subsequent to the time termination takes effect.

On the termination of this Agreement and completion of all matters referred to in the foregoing paragraph, the ADVISER shall deliver or cause to be delivered to the FUND all documents, records, books and any other properties which are in its possession, power or control and which are valid and in force at the date of termination.

(9) AMENDMENT TO THIS AGREEMENT

  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective as to a particular Portfolio until approved by vote of a majority of the outstanding voting series of such Portfolio.

(10) MISCELLANEOUS PROVISIONS

   a. Definitions



  For the purposes of this Agreement, the terms "affiliated person, " "assignment," "interested person," and "majority of the outstanding voting securities" shall have their respective meanings defined in the

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1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted to either the ADVISER or the FUND by the Securities and Exchange Commission (the "Commission"), or such interpretive positions as may be taken by the Commission or its staff, under the 1940 Act, and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

  b. Indemnity for U.K. Taxes

  i. Notwithstanding any other provision of this Agreement, the FUND shall indemnify and save the ADVISER harmless from, against, for and in respect of all liabilities incurred pursuant to Section 3.4 of the Subadvisory Agreement.

  ii. The FUND will not be liable under this indemnification provision with respect to any liabilities incurred by the ADVISER's willful misfeasance, bad faith, or gross negligence in the performance of the ADVISER's duties or by reason of the ADVISER's reckless disregardof obligations and duties under this Agreement or to the FUND.

  iii. The FUND will not be liable under this indemnification provision with respect to any claim made against the ADVISER unless the ADVISER shall have notified the FUND in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall ave been served upon the ADVISER (or afer the ADVISER shall have received notice of such service on any designated agent). In case any such action is brought against the ADVISER, the FUND will be entitled to participate, at its own exepnse, in the defense therof. The FUND also will be 3entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. Afer notice from the FUND to such party of the FUND's election ot assume the defense thereof, such party will bear the fees and expenses of any additional counsel retained by it, and the FUND will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof.

  c.  Choice of Law



  This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Texas.

  d. Other

  The execution of this Agreement has been authorized by the FUND's Trustees and by the sole shareholder. This Agreement is executed on behalf of the Fund or the Trustees of the FUND as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the FUND individually but are binding only upon the assets and property of the FUND. A Certificate of Trust in respect of the Fund is on file with the Secretary of State of Delaware.

  In connection with its employment hereunder, the ADVISER hereby agrees and covenants not to change its name without the prior consent of the Board of Trustees of the FUND.



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 The parties hereto each have caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

VAN KAMPEN AMERICAN CAPITAL             VAN KAMPEN AMERICAN CAPITAL
ASSET MANAGEMENT, INC.                  WORLD PORTFOLIO SERIES TRUST

By:/s/ Dennis J. McDonnell              By: /s/ Peter W. Hegel
   ------------------------                -----------------------
Name: Dennis J. McDonnell               Name: Peter W. Hegel

Its: President                          Its: Executive Vice President